                                                                      EXHIBIT 12


                  The Williams Companies, Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)


                                                                  Six months ended
                                                                    June 30, 2001
                                                                  ----------------
Earnings:
   Income from continuing operations before income taxes             $ 1,174.4
   Add:
      Interest expense - net                                             340.1
      Rental expense representative of interest factor                    15.5
      Minority interest in income and preferred returns
         of consolidated subsidiaries                                     44.6
      Interest accrued - 50% owned company                                 4.7
      Equity losses in less than 50% owned companies                      11.7
      Other                                                                3.4
                                                                     ---------

         Total earnings as adjusted plus fixed charges               $ 1,594.4
                                                                     =========

Fixed charges:
   Interest expense - net                                            $   340.1
   Capitalized interest                                                   20.9
   Rental expense representative of interest factor                       15.5
   Pretax effect of preferred returns of subsidiaries                     36.4
   Interest accrued - 50% owned company                                    4.7
                                                                     ---------

         Total fixed charges                                         $   417.6
                                                                     =========


Ratio of earnings to fixed charges                                        3.82
                                                                     =========